Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-54398, 333-07515, 333-43547, 333-56697, 333-32118, 333-62714 and 333-116431 on Form S-8 and Nos. 333-96369, 333-116155, 333-132151, 333-133636 and 333-134938 on Form S-3 of Metretek Technologies, Inc. (f.k.a. Marcum Natural Gas Services, Inc.) of our reports dated March 12, 2007 (which report expresses an unqualified opinion) on the consolidated financial statements of Metretek Technologies, Inc. and management’s assessment of internal control over financial reporting, and our report dated March 12, 2007 (which report expresses an unqualified opinion) on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in this Annual Report on Form 10-K of Metretek Technologies, Inc. for the year ended December 31, 2006.
/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Denver, Colorado
March 12, 2007